Exhibit 10.6

INTEL CORPORATION
2006 EQUITY INCENTIVE PLAN
OPTION AGREEMENT
(for Time- and Performance-Vesting Options)

1.OPTION GRANT; TERMS OF OPTION

This Option Agreement (this “Agreement”), the Notice of Grant delivered online by logging into the E*TRADE Financial Corporation website (the “Notice of Grant”) and the Intel Corporation 2006 Equity Incentive Plan (the “2006 Plan”), as such may be amended from time to time, constitute the entire understanding between Lip-Bu Tan (“you”) and Intel Corporation (the “Corporation”) regarding the stock option grant (“Option”) identified in your Notice of Grant, which provides for the grant of a target of 1,792,938 shares of Common Stock (as defined below) shall be subject to the Option (the “Target Number of Shares”), subject to the terms of this Agreement, including the time- and performance-vesting terms set forth in Section 4, the Notice of Grant and the 2006 Plan. The Option granted to you is effective as of the grant date set forth in the Notice of Grant (the “Grant Date”). If there is any conflict between the terms in this Agreement and the 2006 Plan, the terms of the 2006 Plan will control. Capitalized terms not explicitly defined in this Agreement or in the Notice of Grant but defined in the 2006 Plan will have the same definitions as in the 2006 Plan.

If you are instructed by the administrators of the 2006 Plan to accept this Agreement and you fail to do so in the manner specified by the administrators within 180 days of the Grant Date, the Option identified in your Notice of Grant will be cancelled, except as otherwise determined by the Corporation in its sole discretion.

2.NONQUALIFIED STOCK OPTION

The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

3.OPTION PRICE

The exercise price of the option (the “Exercise Price”), as set forth in the Notice of Grant, is 100% of the Market Value of the common stock of the Corporation, $.001 par value (the “Common Stock”) on the Grant Date. “Market Value” means the average of the highest and lowest sales prices of the Common Stock, as reported by the Nasdaq Global Select Market (“Nasdaq”).

4.VESTING TERMS

(a)Time-Vesting Terms. The Option will vest in five (5) equal annual installments, commencing on the first anniversary of the Grant Date and continuing to vest on each subsequent anniversary of the Grant Date until fully vested on the fifth anniversary of the Grant Date (each such anniversary, a “Vesting Date”), subject to your continued employment with the Corporation or a Subsidiary through each Vesting Date and the satisfaction of the Performance-Vesting Terms set forth in subsection (b) below.

(b)Performance-Vesting Terms. In addition to the Time-Vesting Terms described in subsection (a) above, the following performance-vesting terms shall apply:

i.The portion of the Option that is eligible to vest and become exercisable on each of the first and second Vesting Dates, will vest with respect to the target number of shares of Common Stock applicable to each such Vesting Date, subject to your continued employment with the Corporation or a Subsidiary through the applicable Vesting Date.

ii.The portion of the Option that is eligible to vest and become exercisable on each of the third, fourth, and fifth Vesting Dates will be determined based on the Relative TSR (defined below)

performance modifier (the “TSR Modifier”) for the applicable Performance Period (defined below). The TSR Modifier can impact the total number of shares of Common Stock that vest under the Option by plus or minus fifty percent (50%) of the Target Number of Shares, such that the Option may vest at between fifty percent (50%) and one-hundred and fifty percent (150%) of the Target Number of Shares based on the Relative TSR goals as set forth in Schedule A. In the event that the TSR Modifier results in the right to purchase a partial share of Common Stock, the partial share will be rounded down to zero. Determination of the Corporation’s Relative TSR shall be subject to certification by the Committee.

“Performance Period” means the period beginning on the Grant Date and ending on the applicable Vesting Date set forth in subsection (a) above.

“Relative TSR” is the percentile rank of the Corporation’s total stockholder return (“TSR”) to the Corporation’s stockholders over the Performance Period in relation to the total shareholder return realized for that period by the companies in the S&P 500 Index as of the Grant Date, with TSR measured at the beginning of the Performance Period based on the average closing price of a share of Common Stock reported on Nasdaq during the three (3) calendar months commencing with the first day of the applicable Performance Period and measured again at the end of the applicable Performance Period based on the average closing price of a share of Common Stock reported on Nasdaq during the three (3) calendar months ending on the last day of the applicable Performance Period.

The Committee may equitably adjust the Corporation’s TSR for equity restructuring transactions including, but not limited to, a stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization or reorganization.

5.TERM OF OPTION AND EXERCISE OF OPTION

To the extent the option becomes vested and exercisable pursuant to the terms set forth in this Agreement and has not been previously exercised, and subject to termination or acceleration as provided in this Agreement and the requirements set forth in this Agreement, the Notice of Grant and the 2006 Plan, you may exercise the option to purchase up to the number of shares of the Common Stock set forth in the Notice of Grant. Notwithstanding anything to the contrary in Sections 6 through 11 hereof, no part of the Option may be exercised after ten (10) years from the Grant Date.

The process for exercising the Option (or any part thereof) is governed by this Agreement, the Notice of Grant, the 2006 Plan and your agreements with the Corporation’s stock plan administrator. Exercises of stock options will be processed as soon as practicable. The option price may be paid (a) in cash, (b) by arrangement with the Corporation’s stock plan administrator which is acceptable to the Corporation where payment of the option price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the shares of the Common Stock issuable under the option to the Corporation, (c) by delivery of any other lawful consideration approved in advance by the Committee of the Board of Directors of the Corporation (the “Board”) established pursuant to the 2006 Plan (the “Committee”) or its delegate, or (d) in any combination of the foregoing. Fractional shares may not be exercised. Shares of the Common Stock will be issued as soon as practicable. You will have the rights of a stockholder only after the shares of the Common Stock have been issued. For administrative or other reasons, the Corporation may from time to time suspend the ability of employees to exercise options for limited periods of time.

Notwithstanding the above, the Corporation shall not be obligated to deliver any shares of the Common Stock during any period when the Corporation determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.

Notwithstanding anything to the contrary in this Agreement or the applicable Notice of Grant, the Corporation may reduce the unvested portion of your Option if you change classification from a full-time to a part-time employee.

IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKDAY, YOU MUST EXERCISE YOUR OPTIONS BEFORE 3:45 P.M. NEW YORK TIME ON THE EXPIRATION DATE.

IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKEND OR ANY OTHER DAY ON WHICH THE NASDAQ IS NOT OPEN, YOU MUST EXERCISE YOUR OPTIONS BEFORE 3:45 P.M. NEW YORK TIME ON THE LAST NASDAQ BUSINESS DAY PRIOR TO THE EXPIRATION DATE.

6.SUSPENSION OR TERMINATION OF OPTION FOR MISCONDUCT

If at any time the Committee of the Board established pursuant to the 2006 Plan, including any Subcommittee or “Authorized Officer” (as defined in Section 8(a)(v) of the 2006 Plan) notifies the Corporation that they reasonably believe that you have committed an act constituting Cause or an act of misconduct as described in Section 8(a)(v) of the 2006 Plan (embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, an unauthorized disclosure of any Corporation trade secret or confidential information, any conduct constituting unfair competition, inducing any customer to breach a contract with the Corporation or inducing any principal for whom the Corporation acts as agent to terminate such agency relationship), the vesting of your option and your right to exercise your option, to the extent it is vested, may be suspended pending a determination of whether an act constituting Cause or an act of misconduct (as applicable) has been committed which determination the Corporation will use commercially reasonable efforts to make within sixty (60) days of the initial suspension. If the Corporation determines that you have committed an act constituting Cause or an act of misconduct, your option shall be cancelled and neither you nor any beneficiary shall be entitled to any claim with respect to your option whatsoever. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive, and binding on all interested parties.

7.TERMINATION OF EMPLOYMENT

Except as expressly provided otherwise in this Agreement, if your employment by the Corporation terminates for any reason other than death, Disablement (defined below), by the Corporation without Cause (defined below), by reason of a CIC Qualifying Termination or discharge for misconduct, you may exercise any portion of the option that had vested on or prior to the date of termination, after giving effect to any additional vesting on a termination of employment as set forth in Sections 8 through 11, as applicable, at any time prior to ninety
(90) days after the date of such termination, but in no event later than the expiration date. The Option shall terminate on the ninetieth (90th) day to the extent that it is unexercised. Except as set forth herein, the portion of the Option that is unvested as of the date of employment termination, after giving effect to any additional vesting terms set forth in Sections 8 through 11, shall be cancelled on the date of employment termination, regardless of whether such employment termination is voluntary or involuntary.

For purposes of this Section 7, your employment is not deemed terminated if, prior to sixty (60) days after the date of termination from the Corporation or a Subsidiary, you are rehired by the Corporation or a Subsidiary on a basis that would make you eligible for future equity awards under the 2006 Plan , nor would your transfer from Corporation to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Corporation be deemed a termination of employment. Further, your employment with any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Corporation or a Subsidiary is a party shall be considered employment for purposes of this provision if either (a) the entity is designated by the Committee as a Subsidiary for purposes of this provision or (b) you are designated as an employee of a Subsidiary for purposes of this provision.

8.DEATH

Except as expressly provided otherwise in this Agreement, if you die while employed by the Corporation, the Option will become 100% vested as of the date of your death, with the performance vesting goals set forth in Section 4(b) determined based on actual performance measured through the date of your death, and the executor of your will or administrator of your estate may exercise the vested Option, including any portion that becomes vested pursuant to this Section 8, and to the extent not previously exercised, at any time prior to eighteen (18) months from the date of death or until the expiration date of the Option, if earlier.

Except as expressly provided otherwise in this Agreement, if you die prior to ninety (90) days after terminating your employment with the Corporation, the executor of your will or administrator of your estate may exercise the vested Option, to the extent not previously exercised and to the extent the Option had vested on or prior to the date of your employment termination, after giving effect to any portion that may have vested pursuant to Sections 8 through 11, at any time prior to eighteen (18) months from the date of your employment termination or until the expiration date of the Option, if earlier.

The Option shall terminate on the applicable expiration date described in this Section 8, to the extent that it is unexercised.

9.DISABLEMENT

Except as expressly provided otherwise in this Agreement, following your termination of employment due to Disablement, the Option will become 100% vested upon the later of the date of your termination of employment due to your Disablement or the date of determination of your Disablement, with the performance vesting goals set forth in Section 4(b) determined based on actual performance measured through such applicable date. You may exercise the Option, including any portion that becomes vested pursuant to this Section 9, to the extent not previously exercised, at any time prior to eighteen (18) months from the later of the date of your termination of employment due to your Disablement or the date of determination of your Disablement as described in this Section 9, but in no event later than the expiration date of the Option; provided, however, that while the claim of Disablement is pending, options that were vested at termination of employment may be exercised only during the period set forth in Section 7 hereof. The Option shall terminate on the eighteen-month anniversary of the later of the date of your termination of employment due to your Disablement or the date of determination of your Disablement or, if earlier, the expiration date of the Option to the extent that it is unexercised.

For purposes of this Agreement, “Disablement” shall be determined in accordance with the standards and procedures of the then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, and in the event you are not a participant in a then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, “Disablement” shall have the same meaning as disablement is defined in the Intel Long Term Disability Plan, which is generally a physical condition arising from an illness or injury, which renders an individual incapable of performing work in any occupation, as determined by the Corporation.

10.TERMINATION WITHOUT CAUSE

In the event of a termination of your employment by the Corporation without Cause (as defined below) that occurs more than one year following the Grant Date, provided that you sign and do not revoke a Release, and such Release becomes effective within sixty (60) days following the date your employment with the Corporation terminates, then the unvested portion of the Option will vest on a pro rata basis as of the date of effectiveness of the Release, with the portion of the Option vesting, determined by multiplying (i) the total number of shares subject to the unvested portion of the Option based on the greater of target and actual performance as of the date of your termination of employment, by (ii) a fraction, which shall in no event be greater than one (1), the numerator of which is the total number of full months elapsed from the most recent vesting date pursuant to the time-vesting schedule set forth in Section 4(a) to the date your termination of employment, and the denominator of which is the total number of months remaining in the time-vesting schedule set forth in Section 4(a); provided that, if the sixty (60) day period following the date of your termination of employment spans two calendar years, such vesting shall occur in the later of such calendar years. You may exercise any portion of the Option that is vested and exercisable as of the date your employment terminates, including any portion that vests and becomes exercisable in accordance with this Section 10, at any time prior to the eighteen (18) month anniversary of the date of your termination of employment with the Corporation, but in no event later than the expiration date of the Option. The Option shall terminate on the applicable expiration date described in this Section 10, to the extent that it is unexercised.

11.CHANGE IN CONTROL

In the event of a CIC Qualifying Termination of your employment with the Corporation following a Change in Control (as defined below), provided that you sign and do not revoke a Release, and such Release becomes effective within sixty (60) days following the date your employment with the Corporation terminates, then the unvested portion of the Option shall vest based on target performance as of the date of effectiveness of the Release with respect to (i) two-thirds (67%) of the outstanding and unvested shares of Common Stock subject to the Option if the date of your termination is prior to September 18, 2026 and (ii) one hundred percent (100%) of the outstanding and unvested shares of Common Stock subject to the Option if the date of your termination is on or following September 18, 2026; provided that, if the sixty (60) day period following the date of your termination of employment spans two calendar years, such vesting shall occur in the later of such calendar years. You may exercise any portion of the Option that is vested and exercisable as of the date your employment terminates, including any portion that vests and becomes exercisable in accordance with this Section 11, at any time prior to the eighteen (18) month anniversary of the date of your termination of employment with the Corporation, but in no event later than the expiration date of the Option and subject to the terms of the transaction agreement governing treatment of the Option in connection with the transaction constituting a Change in Control. The Option shall terminate on the applicable expiration date described in this Section 11, to the extent that it is unexercised.

12.DEFINITIONS

(a)“Cause” means (i) commission of an act of material fraud or dishonesty against the Corporation;
(ii) intentional refusal or willful failure to substantially carry out the lawful and reasonable instructions of the Board (other than any such failure resulting from your disability); (iii) conviction of, or guilty plea or “no contest” plea to, a felony or conviction of, or guilty plea or “no contest” plea to, a misdemeanor involving moral turpitude;
(iv) gross misconduct in connection with the performance of your duties; (v) improper disclosure of confidential information or a material violation of a policy of the Corporation or the Corporation’s Code of Conduct; (vi) breach or misrepresentation under any intellectual property, invention assignment, confidentiality, or proprietary information agreement to which the Corporation is a party; (vii) failure to reasonably cooperate with the Corporation in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your job; or (viii) breach of duty of loyalty to the Corporation. Prior to termination for Cause, the Corporation shall provide thirty
(30) days’ prior written notice of the grounds for Cause and give you an opportunity within (and including all of) those thirty (30) days to cure the alleged breach and to address the Board regarding such notice, together with counsel, at a meeting called for such purpose. Any actions by the Board at such meeting shall require the affirmative vote of not less than two-thirds of the Board(not including you). If the breach is substantially cured during such period, Cause shall not exist on account of such breach. No act or failure to act on your part shall be considered “willful” unless the Board reasonably and in good faith determines it is done, or omitted to be done, in bad faith or without reasonable belief that your act or omission was in the best interests of the Corporation. Without limitation, any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission, or based upon the advice of legal counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Corporation.
(b)“CIC Qualifying Termination” means your employment with the Corporation is terminated by the Corporation without Cause, or you voluntarily resign your employment with the Corporation for Good Reason, in either case following a Change in Control.

(c)“Change in Control” means an event set forth in any one of the following paragraphs shall have occurred:

i.any Person (or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act), is or becomes the Beneficial Owner (as defined in Rule 13d- 3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its affiliates) representing greater than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (iii) below;
ii.the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;
iii.there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation at least fifty percent (50%) of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board, the entity surviving such merger or consolidation or, if the Corporation or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its affiliates) representing greater than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities; or

iv.there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than (A) a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Corporation following the completion of such transaction in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Corporation’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
Notwithstanding the foregoing, any restructuring of the Corporation’s business (including, without limitation, a transaction involving the sale of all or a portion of the Corporation’s Foundry business, or any restructuring involving a transfer, sale or spin-off of any of the Corporation’s subsidiaries, products or businesses) shall in no event constitute a Change in Control for the purposes of this definition.
Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Corporation or a change in ownership of a substantial portion of the assets of the Corporation shall also be deemed to have occurred under Section 409A of the Code.
(d)A resignation for “Good Reason” means your resignation following the occurrence, without your express, written consent, of one or more of the following conditions (whether by a single action or a series of actions): (i) a material reduction in your title, duties, responsibilities, or authority; (ii) a material reduction by the Corporation of your annual base salary or Target Bonus (as defined in the Offer Letter); or (iii) a relocation of your principal place of employment more than thirty (30) miles from its current location in Santa Clara, California; or (iv) a failure by the Corporation to timely satisfy its obligations with respect to any of the equity award grants described in the Offer Letter, provided that the Corporation has had thirty (30) days to cure any such failure.
(e)“Offer Letter” means that certain offer letter by and between you and the Corporation dated March 10, 2025.

(f)“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(g)“Release” means a release of claims in favor of the Corporation in a form generally used by the Corporation.

13.INCOME TAXES WITHHOLDING

Nonqualified stock options are taxable upon exercise. To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise by reason of an option exercise and, if applicable, any sale of shares of the Common Stock. The Corporation shall not be required to issue shares of the Common Stock or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied. These obligations will be satisfied by having the Corporation withhold a portion of the shares of the Common Stock that otherwise would be issued to you upon exercise of the option.

14.TRANSFERABILITY OF OPTION
The Option may not be transferred by you in any manner other than by will or by the laws of descent or distribution. The Option may be exercised only by you or, upon your death, only by the executor of your will or administrator of your estate in accordance with Section 8 above. The terms of this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

15.DISPUTES

Any question concerning the interpretation of this Agreement, your Notice of Grant, the Option or the 2006 Plan, any adjustments required to be made thereunder, and any controversy that may arise under this Agreement, your Notice of Grant, the Option or the 2006 Plan will be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee will be final and binding unless determined pursuant to Section 18(g) to have been arbitrary and capricious.

16.AMENDMENTS

The 2006 Plan and the Option may be amended or altered by the Committee or the Board to the extent provided in the 2006 Plan.

17.DATA PRIVACY

You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document and any other Option grant materials (“Data”) by and among, as applicable, the Corporation, the Subsidiary that employs you (the “Employer”) and any other Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the 2006 Plan.

You hereby understand that the Corporation holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, administering and managing the 2006 Plan. You hereby understand that Data will be transferred to E*TRADE Financial Corporate Services, Inc. and Morgan Stanley Smith Barney LLC (“E*Trade”) and any other third parties assisting in the implementation, administration and management of the 2006 Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You hereby understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Corporation, E*Trade and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing your participation in the 2006 Plan, including any requisite transfer of such Data as may be required to another broker or other third party with whom you may elect to deposit any shares of Common Stock acquired under your Option. You hereby understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the 2006 Plan. You hereby understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.

Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you hereby understand that refusing or withdrawing your consent may affect your ability to participate in the 2006 Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you hereby understand that you may contact the human resources representative responsible for your country at the local or regional level.

Finally, upon request of the Corporation or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the 2006 Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the 2006 Plan if you fail to provide any such consent or agreement requested by the Corporation and/or the Employer.

18.THE 2006 PLAN AND OTHER AGREEMENTS; OTHER MATTERS

(a)The provisions of this Agreement and the 2006 Plan are incorporated into the Notice of Grant by reference. You hereby acknowledge that a copy of the 2006 Plan has been made available to you. Certain capitalized terms used in this Agreement are defined in the 2006 Plan.

This Agreement, the Notice of Grant and the 2006 Plan constitute the entire understanding between you and the Corporation regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

The grant of an option to an employee in any one year, or at any time, does not obligate the Corporation or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Corporation or any Subsidiary might make a grant in any future year or in any given amount.

(b)Options are not part of your employment contract (if any) with the Corporation, your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.

(c)In consideration of the grant of the Option, no claim or entitlement to compensation or damages will arise from termination of your Option or diminution in value of the Option or Common Stock acquired through vested and exercise of the Option resulting from termination of your active employment by the Corporation (for any reason whatsoever and whether or not in breach of local labor laws) and you hereby release the Corporation from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then you will be deemed irrevocably to have waived your entitlement to pursue such claim.

(d)Nothing contained in this Agreement creates or implies an employment contract or term of employment upon which you may rely.

(e)To the extent that the Option refers to the Common Stock of the Corporation, and as required by the laws of your residence or employment, only authorized but unissued shares thereof shall be utilized for delivery upon exercise by the holder in accord with the terms hereof.

(f)Copies of the Corporation’s Annual Report to Stockholders for its latest fiscal year and the Corporation’s latest quarterly report are available, without charge, at the Corporation’s business office.

(g)Because this Agreement relate to terms and conditions under which you may purchase Common Stock of the Corporation, a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the Option granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.

(h)The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding your participation in the 2006 Plan, or his or her acquisition or sale of the underlying shares of Common Stock. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the 2006 Plan before taking any action related to the 2006 Plan.

(i)In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

(j)You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this agreement, or of any subsequent breach of this Agreement.

(k)You acknowledge and agree that by accepting this Option, you agree (i) to repay any incentive-based compensation you receive, whether paid pursuant to this Agreement or any other incentive-based compensation plan or agreement maintained in the past or adopted in the future by the Corporation, to the extent repayment is required under any policy heretofore or hereafter adopted by the Corporation in compliance with stock exchange rules and Section 10D of the Exchange Act regarding erroneously awarded compensation, (ii) that the repayment of any incentive-based compensation as described in (i) shall not be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between you and the Corporation, and (iii) that the Corporation shall not indemnify you against any liability or loss (including without limitation the loss of any incentive-based compensation, any payment or reimbursement for the cost of third-party insurance purchased by you to fund potential recovery obligations with respect to any clawback policy maintained by the Corporation, or any judgments, fines, taxes, penalties or amounts paid in settlement by or on behalf of you) incurred by you in connection with or as a result of any action taken by the Corporation to enforce the terms of any clawback policy or provision applicable to you (a “Clawback Proceeding”), or provide any indemnification or advancement of expenses (including attorneys’ fees) incurred by you in connection with any such Clawback Proceeding.

19.IMPOSITION OF OTHER REQUIREMENTS

The Corporation reserves the right to impose other requirements on the Option and on any shares of Common Stock acquired upon vesting an exercise of the Option to the extent that the Committee determines it is necessary for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.CONFIDENTIALITY. You acknowledge that you hold a senior position at the Corporation and have received and been privy to the Corporation’s confidential information and trade secrets. You further acknowledge that the Corporation has a legitimate interest in ensuring that such confidential information and trade secrets remain confidential and are not disclosed to third parties. Thus, to avoid the actual or threatened misappropriation of such confidential information and trade secrets, and in light of the substantial benefits provided to you under this Agreement, you hereby agree to the covenants protective of the Corporation.

(a)Confidentiality/Trade Secrets. You acknowledge you have acquired knowledge of or had access to Confidential Information or other proprietary information of the Corporation, its customers and/or third parties during the course of your employment at The Corporation. For purposes of this Agreement, “Confidential Information” includes, without limitation: technical information (e.g., roadmaps, schematics, source code, specifications), business information (e.g., product information, marketing strategies, markets, sales, customers, customer lists or phone books), personnel information (e.g., organizational charts, employee lists, skill sets, employee health information, names, phone numbers, email addresses, personnel files, employee compensation (except where the disclosure of such personnel information is permissible under local labor law such as the right of employees to discuss compensation and working conditions under the US National Labor Relations Act)), and other non-public the Corporation data and information of a similar nature. You acknowledge your ongoing obligation to protect such information, during and after your employment with the Corporation. Notwithstanding the above, under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to an attorney or to a federal, state, or local government official, either directly or indirectly, and is solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding filed by you, if such document is filed under seal and pursuant to court order.

(b)Understanding of Covenants; Consideration. You hereby represent that you (i) are fully aware of your obligations hereunder, (ii) agree to the reasonableness of the length of time and scope of the foregoing covenants, and (iii) agree that such covenants are necessary to protect the Corporation’s confidential and proprietary information, good will, stable workforce, and customer relations.

(c)Remedy for Breach. You hereby agree that if you breach any provision of this Section 20, the damage to the Corporation may be substantial and money damages will not afford the Corporation an adequate remedy, and (ii) if you are in breach of any provision of this Section 20, or threatens such a breach (by initiating a course of action that would reasonably be expected to lead to a breach), the Corporation shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief, without bond or other security, to prevent or restrain a breach of any provision of this Section 20.

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By acknowledging this grant of an awards or your acceptance of this Agreement in the manner specified by the administrators, you and Intel Corporation agree that the Option identified in your Notice of Grant are governed by the terms of this Agreement, the Notice of Grant and the 2006 Plan. You further acknowledge that you have read and understood the terms of the Option set forth in this Agreement, the Grant Notice and the 2006 Plan.